CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

PRINCIPAL FINANCIAL OFFICERS

I.    Covered Officers/Purpose of the Code

This code of ethics (the “Code”) is established for the funds listed on Attachment A hereto (each a Fund” and together the “Funds”) pursuant to Section 406 of the Sarbanes-Oxley Act and the rules adopted thereunder by the Securities and Exchange Commission (“SEC”). The Code applies to each Fund’s Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer or Controller, or senior officers performing similar functions (the “Covered Officers” each of whom are set forth in Exhibit B) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by a Fund;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.    Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with a Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” of the Fund. A Fund’s and its investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between a Fund and the Fund’s investment adviser, principal underwriter, administrator, or other service providers to the Fund (together “Service Providers”), of which the Covered Officers may also be principals or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for a Service Provider, or for both), be involved in establishing policies and implementing decisions that will have different effects on such Service Providers and a Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationships between a Fund and its Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Board of Directors/Trustees (“Boards”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

Each Covered Officer must:

•

not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•	not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund; and

•	not retaliate against any other Covered Officer or any employee of a Fund or its affiliated persons for reports of potential violations that are made in good faith.

There are some actual or potential conflict of interest situations that should always be brought to the attention of, and discussed with, the Funds’ Chief Legal Officer or other senior legal officer, if material. Examples of these include:

•	service as a director on the board of any public or private company;

•	the receipt of any non-nominal gifts;

•

the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•

any ownership interest in (other than insubstantial interests in publicly traded entities), or any consulting or employment relationship with, any of a Fund’s Service Providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.    Disclosure and Compliance

Each Covered Officer:

•	should familiarize himself with the disclosure requirements generally applicable to the Funds;

•

should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to the Fund’s Board of Directors/Trustees and its auditors, and to governmental regulators and self-regulatory organizations;

•

should, to the extent appropriate within his area of responsibility, consult with other officers and employees of a Fund and its Service Providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•	is responsible to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.    Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board of Directors/Trustees that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board of Directors/Trustees that he has complied with the requirements of the Code; and

•	notify the Funds’ Chief Legal Officer promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Funds’ Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. In such situations, the Chief Legal Officer is authorized to consult, as appropriate, with counsel to the Funds, counsel to the Independent Directors/Trustees, a Board Committee comprised of Independent Directors/Trustees, or the full Board.

The Funds will follow the following procedures in investigating and enforcing this Code:

•	the Funds Chief Legal Officer will take all appropriate action to investigate any potential violations reported to her;

•	if, after such investigation, the Chief Legal Officer believes that no violation has occurred, the Chief Legal Officer is not required to take any further action;

•

any matter that the Chief Legal Officer believes is a violation or that the Chief Legal Officer believes should be reviewed by a Fund’s Board or Board Committee comprised of Independent Directors/Trustees will be reported to the Fund’s Board or Board Committee comprised of Independent Directors/Trustees;

•

based upon its review of any matter referred to it, a Fund’s Board or Board Committee comprised of Independent Directors/Trustees shall determine whether or not a violation has occurred, whether a grant of waiver is appropriate or whether some other action should be taken. Based upon its determination, the Fund’s Board or Board Committee comprised of Independent Directors/Trustees may take such action as it deems appropriate, which may include without limitation: modifications of applicable policies and procedures; notification to appropriate personnel of the Fund’s investment adviser, principal underwriter or administrator, or their boards; notification to other Funds for which the Covered Officer serves as a Covered Officer; or recommendation to dismiss the Covered Officer; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.    Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of a Fund or its Service Providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and their investment adviser’s and principal underwriter’s code of ethics under Rule 17j-1 under the 1940 Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.    Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of Independent Directors/Trustees.

VII.    Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Fund Board of Directors/Trustees, counsel to the Fund, and counsel to the Fund Independent Directors/Trustees.

VIII.    Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of a Fund, as to any fact, circumstance, or legal conclusion.

IX.    Recordkeeping

A Fund shall keep the information disclosed about waivers and amendments under the Code for the period of time as specified in the rules adopted pursuant to Section 406 of the Sarbanes-Oxley Act, and furnish such information to the SEC or its staff upon request.

Adopted and approved as of September 3, 2003.

EXHIBIT A

Funds Covered by this Code of Ethics

•	The Prudential Investment Portfolios, Inc.

•	Prudential Investment Portfolios 2

•	Prudential Investment Portfolios 3

•	Prudential Investment Portfolios 4

•	Prudential Investment Portfolios 5

•	Prudential Investment Portfolios 6

•	Prudential Investment Portfolios 7

•	Prudential Investment Portfolios 8

•	Prudential Investment Portfolios 9

•	Prudential Investment Portfolios, Inc. 10

•	Prudential Investment Portfolios 12

•	Prudential Government Money Market Fund, Inc.

•	Prudential Investment Portfolios, Inc. 14

•	Prudential Investment Portfolios, Inc. 15

•	Prudential Investment Portfolios 16

•	Prudential Investment Portfolios, Inc. 17

•	Prudential Investment Portfolios 18

•	Prudential Global Total Return Fund, Inc.

•	Prudential Jennison Blend Fund, Inc.

•	Prudential Jennison Mid-Cap Growth Fund, Inc.

•	Prudential Jennison Natural Resources Fund, Inc.

•	Prudential Jennison Small Company Fund, Inc.

•	Prudential National Muni Fund, Inc.

•	Prudential Sector Funds, Inc.

•	Prudential Short-Term Corporate Bond Fund, Inc.

•	Prudential World Fund, Inc.

•	The Target Portfolio Trust

•	PGIM ETF Trust

•	PGIM High Yield Bond Fund, Inc.

•	PGIM Global High Yield Fund, Inc.

•	PGIM Short Duration High Yield Opportunities Fund

•	Advanced Series Trust

•	Prudential’s Gibraltar Fund, Inc.

•	The Prudential Series Fund

EXHIBIT B

Persons Covered by this Code of Ethics

Stuart S. Parker – President and Chief Executive Officer of the PGIM Funds, PGIM ETF Trust, the Target Mutual Funds, PGIM High Yield Bond Fund, Inc., PGIM Global High Yield Fund, Inc., PGIM Short Duration High Yield Opportunities Fund, PGIM Private Real Estate Fund, Inc. and PGIM Private Credit Fund.

Timothy S. Cronin – President and Chief Executive Officer of Advanced Series Trust, Prudential’s Gibraltar Fund, Inc. and The Prudential Series Fund.

Christian J. Kelly – Chief Financial Officer and Principal Financial Officer for the PGIM Funds, PGIM ETF Trust, the Target Mutual Funds, PGIM High Yield Bond Fund, Inc., PGIM Global High Yield Fund, Inc., PGIM Short Duration High Yield Opportunities Fund, Advanced Series Trust, Prudential’s Gibraltar Fund, Inc., The Prudential Series Fund, PGIM Private Real Estate Fund, Inc. and PGIM Private Credit Fund.

Russ Shupak- Treasurer and Principal Accounting Officer for the PGIM Funds, PGIM ETF Trust, the Target Mutual Funds, PGIM High Yield Bond Fund, Inc., PGIM Global High Yield Fund, Inc., PGIM Short Duration High Yield Opportunities Fund and PGIM Private Real Estate Fund, Inc.

Elyse McLaughlin- Treasurer and Principal Accounting Officer for the Advanced Series Trust, Prudential’s Gibraltar Fund, Inc., The Prudential Series Fund and PGIM Private Credit Fund.